Exhibit 99.1

NEWS RELEASE

Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc.
713-223-3031 ext. 2049

Ken Dennard, Managing Partner
Jack Lascar, Partner
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES TO RESTATE FINANCIAL RESULTS FOR EQUITY COMPENSATION COSTS RELATED TO EARLY IMPLEMENTATION OF

SFAS No. 123 ( R )

Houston – February 10, 2006 – Particle Drilling Technologies, Inc. (“PDTI” or “Company”) (NASDAQ: PDRT) announced today that it will restate its financial results to properly reflect for fiscal 2005 an additional $437,350 in non-cash compensation expense related to restricted stock and stock options granted in fiscal 2004 and 2005.  In connection with the receipt of comments from the Staff of the Securities and Exchange Commission on the Company’s Annual Report on Form 10-K for the year ended September 30, 2005, the Company determined that its policy for recording equity compensation was inconsistent with the guidance set forth under Statement of Financial Accounting Standards (“SFAS”) No. 123(R).  Historically, the Company has calculated the compensation expense associated with equity awards using the Black Scholes model and amortized that expense over the service period as the equity awards vest, commencing with the first vesting dates of the awards.  To fully comply with the guidance set forth in SFAS No. 123 (R), the Company is now recording such expense on a straight line basis over the relevant service periods, commencing with the dates of grant of the awards.

The restatement will increase the net loss for fiscal 2005 by $437,350, from $5,287,068 to $5,724,418.  In addition, the Company will restate the third and fourth quarters of fiscal 2005 and will revise its previously released results for the first quarter of fiscal 2006 to reflect the proper compensation expense.  The net loss in the third quarter of fiscal 2005 will increase by

$125,033 to $1,631,673, the net loss in the fourth quarter of fiscal 2005 will increase by $312,317 to $2,050,270 and the net loss in the first quarter of fiscal 2006 will increase by $383,074 to $2,167,983.  The Company determined that a restatement of its previously-reported financial results is appropriate to reflect these adjustments.

The Company does not expect these non-cash adjustments or the restatement to have a significant effect on its operations, future results, financial obligations or liquidity.  The Company will delay the filing of its Quarterly Report on Form 10-Q for the period ended December 31, 2005, but expects to make such filing no later than February 14, 2006.  The Company currently expects to file amendments to its previously filed Annual Report on Form 10-K for the year ended September 30, 2005 and Quarterly Report on Form 10-Q for the period ended June 30, 2005 by the end of February 2006.

J. Chris Boswell, Senior Vice President and CFO commented, “The restatement is unfortunate but necessary so that our financial statements properly reflect the cost of equity incentive awards as the employee earns the awards over the requisite service period.  Our decision to restate was made after we conducted an extensive review of the applicable accounting rules and after thorough discussion with our Audit Committee and external advisors. We will complete the restatement process as quickly as possible and look forward to moving ahead with our planned commercialization of the PID technology.”

Particle Drilling Technologies, Inc., headquartered in Houston, Texas, is a development stage oilfield service and technology company owning certain patents and pending patents related to the Particle Impact Drilling technology.  The Company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.

Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release.  Such risks and uncertainties may include, but are not limited to, PDTI’s ability to raise equity capital, if necessary, and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector and working capital constraints.  Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

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